EXHIBIT 11.1

RATIO OF EARNINGS TO FIXED CHARGES:
-----------------------------------
(IN THOUSANDS)


                                                                                                                         PRO FORMA
                                                                                                        PRO FORMA       AS ADJUSTED
                                                                                                       LATEST TWELVE   LATEST TWELVE
                                                                                NINE MONTHS ENDED      MONTHS ENDED    MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                            -------------------------------     -------------------    -------------   -------------
                                              1997        1998        1999        1999        2000         2000            2000
                                            -------     -------     -------     -------     -------       -------         -------

EARNINGS:
Income before provision for income taxes    (27,870)    (53,264)    (24,848)    (16,614)     21,349        22,600          31,600
Plus: fixed charges                          25,235      37,911      47,707      35,747      34,105        32,320          23,320
                                            -------     -------     -------     -------     -------       -------         -------

                                             (2,635)    (15,353)     22,859      19,133      55,454        54,920          54,920
                                            -------     -------     -------     -------     -------       -------         -------


FIXED CHARGES:
Interest expense (income), net               25,196      37,416      46,717      35,021      33,115        31,000          22,000
One-third of rent expense (a)                    39         495         990         726         990         1,320(b)        1,320(b)
                                            -------     -------     -------     -------     -------       -------         -------
                                             25,235      37,911      47,707      35,747      34,105        32,320          23,320
                                            -------     -------     -------     -------     -------       -------         -------


Earnings to fixed charges ratio                (0.1)       (0.4)        0.5         0.5         1.6           1.7             2.4
                                            =======     =======     =======     =======     =======       =======         -------


Earnings deficiency, if applicable          (27,870)    (53,264)        n/a         n/a         n/a           n/a             n/a
                                            =======     =======     =======     =======     =======       =======         -------


(a) Based on the amount reported as rent expense under operating leases in the Company's historical financial statements

(b) Pro forma rent expense for the lastest twelve months ended September 30, 2000 is estimated by using a pro-rata of the actual rent expense for the nine months ended September 30, 2000.